Exhibit 99.1

FOR IMMEDIATE RELEASE/September 3, 2010

Anthony S. Marucci	Avery W. Catlin	For Media:
President and CEO	Chief Financial Officer	Matthew Driscoll
Celldex Therapeutics, Inc.	Celldex Therapeutics, Inc.	BMC Communications Group
(781) 433-0771	(781) 433-0771	(212) 477-9007 x20
	IR@celldextherapeutics.com	mdriscoll@bmccommunications.com

CELLDEX THERAPEUTICS REGAINS WORLDWIDE RIGHTS TO RINDOPEPIMUT (CDX-110)

—Celldex to Advance Rindopepimut Clinical Program—

—Management to Host Conference Call Today at 8:30 AM Eastern Time—

NEEDHAM, MA (September 3, 2010):  Celldex Therapeutics, Inc. (Nasdaq: CLDX) announced today it will regain full worldwide rights to develop and commercialize rindopepimut (CDX-110), effective November 1, 2010. Celldex and Pfizer Vaccines LLC entered into a global development and commercialization agreement in April 2008 for rindopepimut, an experimental therapeutic cancer vaccine that targets the tumor-specific molecule epidermal growth factor receptor variant III (EGFRvIII) in patients with Glioblastoma Multiforme (GBM). Pfizer has informed Celldex that the rindopepimut program is no longer a strategic priority of Pfizer and has terminated the agreement. As previously disclosed, across three clinical studies, rindopepimut has met or exceeded all pre-determined safety and efficacy objectives.

“There is a significant need for new therapies for GBM and we are fully committed to developing rindopepimut for the patients who suffer from this fatal disease,” said Anthony Marucci, President and Chief Executive Officer of Celldex Therapeutics. “Importantly, the program has advanced significantly, including the completion of a multi-center Phase 2 study, the development of a diagnostic companion product, the manufacture of drug supply for clinical studies, and the execution of discussions with regulatory agencies on the design of a global controlled study. We believe the program is very well-positioned to advance into pivotal clinical studies and that the GBM market remains extremely attractive.”

“Rindopepimut is widely perceived by clinicians as one of the most promising non-toxic drug candidates for a patient population that has very limited treatment options,” commented Tom Davis, M.D., Chief Medical Officer of Celldex Therapeutics. “Moving forward, we remain committed to the brain cancer patient and physician community and to the continued development of rindopepimut.”

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119 FOURTH AVENUE   NEEDHAM, MA  02494-2725 USA   781-433-0771   FAX  781-433-0262

www.celldextherapeutics.com

Rindopepimut has been studied in three open-label Phase 2 clinical studies in more than 110 patients with GBM confirmed positive for EGFRvIII expression. These studies consistently demonstrated significant improvements in median-time-to-disease progression, progression free survival and overall survival, when compared to historical controls receiving the standard of care. Celldex expects that new data from the ACT III study will be presented at the 2010 Society for Neuro-Oncology Scientific Annual Meeting, November 18-21, 2010 in Montreal, Canada. Between today and November 1, 2010, Celldex and Pfizer will work together to transition rindopepimut and related data, intellectual property and materials from Pfizer Vaccines to Celldex.

Webcast and Conference Call

Celldex will host a conference call and live webcast at 8:30 AM ET on Friday, September 3, 2010. The conference call will be webcast live over the Internet and can be accessed by logging on to the “News & Events” section of the Celldex Therapeutics website at www.celldextherapeutics.com. The call can also be accessed by dialing 866.804.6921 (within the United States) or 857.350.1667 (outside the United States). The passcode for participants is 22193209.

A replay of the call will be available approximately two hours after the live call concludes through September 10, 2010. To access the replay, dial 888-286-8010 (within the United States) or 617-801-6888 (outside the United States). The passcode is 34127647. The webcast will also be archived on the Company’s website.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is the first antibody-based combination immunotherapy company. Celldex has a pipeline of drug candidates in development for the treatment of cancer and other difficult-to-treat diseases based on its antibody focused Precision Targeted Immunotherapy Platform. The PTI Platform is a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators used in optimal combinations to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:  This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization (by Celldex and others) of rindopepimut (PF-04948568 or CDX-110), CDX-1307, CDX-011, CDX-1135 (formerly TP10), CDX-1401, CDX-1127, Belinostat and other products. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our need to obtain additional capital necessary to advance the development of rindopepimut and our other programs and our ability to obtain such necessary additional capital on acceptable terms, or at all; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; our development partners’ willingness to make announcements with respect to co-developed products; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; our strategy and business plans concerning the continued development and commercialization of rindopepimut (PF-04948568 or CDX-110); our ability to successfully complete the transition of Rindopepimut from Pfizer to Celldex; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company’s programs to continue to develop; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; our ability to successfully integrate the businesses, multiple technologies and programs of CuraGen and Celldex; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other factors listed in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and its Forms 10-Q and 8-K.

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